Exhibit 10.5

[Execution Copy]

EMPLOYMENT AGREEMENT

(Chris A. Karkenny)

EMPLOYMENT AGREEMENT (this “Agreement”) dated December 19, 2008 by and between Apria Healthcare Group Inc., a Delaware corporation (the “Company”), and Chris A. Karkenny (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement, dated November 1, 2006 (the “Prior Agreement”), under which Executive is employed as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company and Executive now desire to enter into this Agreement, which will replace the Prior Agreement in its entirety as of the Effective Date (as defined below);

WHEREAS, commencing on the Effective Date, the Company and its subsidiaries and the Company’s parent, Sky Acquisition LLC, a Delaware limited liability company (“Holdings”), desire to continue to employ Executive with the Company and desire to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to remain employed by the Company and to accept such employment with Holdings, on the terms and subject to the conditions more fully set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company and certain of its affiliates for a period commencing on October 28, 2008 (the “Effective Date”) and ending on October 28, 2013 (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on October 28, 2013 and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and Holdings. In such position, Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer and the board of directors of the Company (the “Board”) consistent with such title, duties and responsibilities, including reporting responsibilities. If requested, Executive shall also serve as a member of the Board without additional compensation.

(b) During the Employment Term, Executive will devote Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) from continuing to, or subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Compensation.

(a) Retention Payments. Subject to Executive’s continued employment with the Company on the applicable payment date, Executive shall be entitled to receive a retention bonus payment of $400,000, payable as of the date of this Agreement, and a retention bonus payment of $2,100,000, payable on January 5, 2009 (collectively, the “Retention Payments”). Notwithstanding the foregoing, in the event Executive terminates Executive’s employment with the Company, other than Executive’s resignation as a result of a Constructive Termination, or upon Executive’s death or Disability, in each case prior to March 31, 2010, Executive shall be required to repay to the Company the amount by which $2,100,000 exceeds the product of (x) $140,000 and (y) the number of full months following January 1, 2009 that Executive was continuously employed by the Company. Executive hereby agrees to pledge, on January 5, 2009, Executive’s equity holdings in Holdings as security for Executive’s repayment obligation hereunder.

(b) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of (x) $411,000 until December 31, 2008 and (y) $475,000 thereafter, payable in each case in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(c) Annual Bonus. During each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, calculated in accordance with the provisions of Appendix A attached hereto, based on the achievement of performance objectives and targets adopted by the Board, within the first three months of each fiscal year during the Employment Term. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn a target Annual Bonus of 100 percent (100%) of Executive’s Base Salary (the “Target Annual Bonus”) and a maximum Annual Bonus of 200 percent (200%) of Executive’s Base Salary. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

4. Equity Arrangements. Simultaneously with the execution of this Agreement, Holdings is entering into arrangements with regard to Executive’s equity arrangements with Holdings.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

6. Business Expenses. During the Employment Term and in accordance with Company policy, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company with Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Executive has (i) engaged in or committed willful misconduct; (ii) engaged in or committed theft, fraud or other illegal conduct; (iii) refused or demonstrated an unwillingness to substantially perform his duties for a 30-day period after written demand for substantial performance that refers to this paragraph and is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; (iv) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from Executive’s disability); (v) engaged in or committed insubordination; (vi) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; (vii) willfully violated his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect; (viii) used alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company; or (ix) engaged in or committed a material breach of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes Executive has materially breached this Agreement. For purposes of the foregoing sentence of this paragraph, no act, or failure to act, on Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without delivery to Executive of a notice of termination signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith opinion of the officer signing such notice, Executive has engaged in or committed conduct of the nature described in this paragraph, and specifying the particulars thereof in detail.

(iii) If Executive’s employment is terminated by the Company with Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(c) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C) such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, after providing Executive reasonable accommodation, and is therefore unable, for a period of six consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period, to perform Executive’s duties. The period of six months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between the Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay or provide or cause to be paid or provided Executive’s Base Salary, Annual Bonus (if any) or Retention Payments when due hereunder or any reduction in Base Salary or Target Annual Bonus (as a percentage of Base Salary); (B) a material reduction in, or the failure of the Company to provide in all material respects, the employee benefits to which Executive is entitled to or receiving as of the date hereof (excluding any reductions generally applicable to all senior executives); (C) a relocation of Executive’s principal place of business which will result in an increase by more than thirty (30) miles in Executive’s one-way commute; (C) a reduction in Executive’s title or a material reduction in the nature, status or scope of Executive’s authorities, duties and/or responsibilities; (D) the failure of a successor employer to the Company to assume this Agreement in writing; (E) the Company’s delivery of a Notice pursuant to Section 1 to not extend the Employment Term; or (F) Executive’s not being the Executive Vice President and Chief Financial Officer of the operating entity following the occurrence of a Change of Control (as defined in the Securityholders Agreement, among Holdings and the other parties thereto (including Executive)); provided that (i) the events described in this Section 7(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination and (ii) “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of an Annual Bonus (if otherwise payable in accordance with Section 3(c)), payable within 30 days after annual bonuses in respect of the year of termination are generally paid to senior executives of the Company, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C) subject to Executive’s compliance with the provisions of Sections 8 and 9, the payment of an aggregate amount equal to the product of (x) two and (y) the sum of the annual Base Salary amount plus an amount equal to Executive’s Target Annual Bonus, which aggregate amount shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of the termination of Executive’s employment, over twenty-four months after the date of such termination; provided that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

(D) continued coverage under the Company’s group health plans until the earlier of (i) twenty-four months from Executive’s date of termination of employment with the Company and (ii) the date such Executive is or becomes eligible for comparable coverage under health plans of another employer.

Amounts payable to Executive under subparagraphs (B), (C) and (D), above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit A (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) no later than the 59th day following termination of employment (and the Company may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) Executive will not, within eighteen months following the termination of Executive’s employment with the Company (the “Post-Termination Period”) or during the Employment Term (collectively with the Post-Termination Period, the “Restricted Period”), accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity which derives at least 10% of its revenue from engaging in the business of home respiratory therapy, home infusion therapy, and home medical equipment that is competitive with the Company and its subsidiaries within the United States (a “Competitive Business”).

(ii) During the Restricted Period, Executive will not initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually $50,000 or more as a Company or subsidiary employee during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

(iii) During the Restricted Period, Executive will not influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

(iv) During the Restricted Period, Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

9. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the notice provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.

(e) The provisions of Section 8, 9 and 10 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.

11. Excise Tax.

(a) Change of Control Which Occurred Prior to the Effective Date.

(i) In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, “Covered Payments”), is or may, as a result of a Change of Control (as defined in the Prior Agreement) or other transaction that was consummated on or prior to the Effective Date, become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), the Company will pay to Executive a “Reimbursement Amount” equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount, plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in Executive’s income multiplied by Executive’s combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in Executive’s taxable income, plus (D) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount, plus (E) any reasonable out-of-pocket costs incurred by Executive in connection with any of the foregoing. For purposes of this Section 11(a)(i), Executive will be deemed to pay (1) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in Executive’s taxable income and (2) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in Executive’s taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income). Except to the extent provided in Section 11(a)(iii) below, this provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Covered Payment that is paid or otherwise provided to or in respect of Executive in connection with a Change of Control or other transaction that was consummated on or prior to the Effective Date.

(ii) The payment of a Reimbursement Amount under this Section 11 shall not be conditioned upon Executive’s termination of employment.

(iii) Notwithstanding the foregoing provisions of this Section 11, if the Company determines that, absent this sentence, Executive is entitled to a Reimbursement Amount, but that the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) does not exceed 103% of the greatest amount of Covered Parachute Payments that could be paid to Executive such that the receipt of such Covered Parachute Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”), then no Reimbursement Amount shall be paid to Executive (unless for any reason Executive is determined to be subject to the Excise Tax after application of the balance of this sentence, in which case the full Reimbursement Amount shall be paid), and the Covered Parachute Payments payable under this Agreement shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Covered Parachute Payments to the Safe Harbor Amount, only amounts payable under this Agreement shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Covered Parachute Payments to the Safe Harbor Amount, no amounts payable under this Agreement or otherwise shall be reduced pursuant to this Section 11(a)(iii). The Company shall notify Executive of any intent to reduce the amount of any Covered Payments in accordance with this Section 11(a)(iii) (which notice, if practicable, shall be given prior to the occurrence of an event that would give rise to a Covered Parachute Payment), and Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided that Executive may not so elect to the extent that, in the determination of counsel to the Company, such election would cause Executive to be subject to the Excise Tax.

(iv) The determination of whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, the amount of any Reimbursement Amount and/or the amounts described in Section 11(a)(iii) above shall be made initially by an accounting firm selected by the Compensation Committee of the Board (the “Compensation Committee”) (as constituted prior to the occurrence of any Change of Control) (the “Compensation Committee”), or, if no such firm is selected, by the independent compensation consulting firm retained by the Compensation Committee prior to any Change of Control to provide consulting advice to the Compensation Committee; provided, however, that nothing herein shall limit Executive’s right to payment of the Reimbursement Amount in the event it is determined that any of such initial determinations was incorrect.

(v) Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Reimbursement Amount; provided, however, that failure by Executive to give such notice promptly shall not result in a waiver or forfeiture of any of Executive’s rights under this Section 11 except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Reimbursement Amount), Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax. Notwithstanding the foregoing, if Executive is entitled to a Reimbursement Amount pursuant to this Section 11, Executive shall forfeit 260,000 of Executive’s Class A-2 Units in Holdings.

(b) Change of Control Which Occurs After the Effective Date. Notwithstanding anything herein to the contrary, in the event that a Change of Control or other transaction that could reasonably be expected to result in the payment of a Reimbursement Amount pursuant to this Section 11 occurs on or after the Effective Date, if applicable at the time of such Change of Control, the Company shall use best efforts to obtain shareholder approval for any of the payments or benefits received or to be received by Executive, whether pursuant to this Agreement or otherwise, that are potentially subject to the Excise Tax, so that upon such shareholder approval, the payments and/or benefits shall not be subject to the Excise Tax; provided that failure to obtain such shareholder approval shall not constitute a breach of this Agreement or result in any additional payments to be made to Executive.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of the respective parties rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by both parties hereto. Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor, except as provided in Section 7(c)(iii)(D)(ii).

(g) Compliance with IRC Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) (the “Delay Period”), and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board in consultation with Executive, that does not cause such an accelerated or additional tax. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to Executive’s estate.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Apria Healthcare Group Inc.

26220 Enterprise Court

Lake Forest, California 92630

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Neil P. Simpkins

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Gregory Grogan

To the most recent address of Executive set forth in the personnel records of the Company, with a copy which shall not constitute Notice to:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Paul T. Schnell

                  Neil P. Stronski

(j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (including without limitation, the Prior Agreement, except as otherwise specified herein). For the avoidance of doubt, Executive hereby confirms that he has no, and hereby waives as of the Effective Date, any right to terminate Executive’s employment with the Company for “good reason” (as defined in the Prior Agreement) and/or any compensation in respect of any such termination

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. This provision shall survive any termination of this Agreement.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Attorney’s Fees. The Company shall pay the reasonable documented legal fees and disbursements incurred by Executive in connection with the negotiation and preparation of the documentation of this Agreement and other agreements entered into between Executive and the Company, Holding and their affiliates on the date hereof.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

APRIA HEALTHCARE GROUP INC.

/s/ Norman C. Payson
By: Norman C. Payson
Title: Chief Executive Officer

EXECUTIVE

/s/ Chris A. Karkenny
CHRIS A. KARKENNY

APPENDIX A

Performance as percentage of EBITDA target	Annual Bonus earned as percentage of Base Salary
90% or less	0%
100%	100%
120% or greater	200%

*	Increasing in linear progression (as calculated by the Board) from 0% to 100% of Target Annual Bonus for EBITDA target achieved between 90% and 100% and from 100% to 200% of Target Annual Bonus for EBITDA target between 100% and 120% or greater. The EBITDA target for 2009 shall be set at the “Bank Case” level. “EBITDA” shall be calculated in a manner consistent with the definition of “EBITDA” in the draft Offering Memorandum dated December 12, 2008.

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Chris A. Karkenny (“Executive”).

WHEREAS, Executive and Apria Healthcare Group Inc. with offices at                      (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated December         , 2008 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B), (C) and (D) of the Employment Agreement, Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims arising on or prior to the date hereof relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 7(c)(iii) of the Employment Agreement, (ii) all rights and benefits as a member of the Company or as the holder of any equity security or any other equity interest in the Company, and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

2. Executive affirms that he has read the following quotation of the language of Section 1542 of the California Civil Code, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive expressly waives any rights that he may have under Section 1542 to the full extent that he may lawfully waive such rights pertaining to a general release of claims, and he affirms that he releases all known or unknown claims that he have or may have against the Company or any of the Released Parties as stated in this Release of Claims.

3. Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

4. Executive acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Employment Agreement and a noncompetition and non-solicitation covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.

5. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Chris A. Karkenny

Date: , 20